Exhibit 10.2

VERA THERAPEUTICS, INC.

July 7, 2026

William Turner Via E-mail

Dear William:

This letter sets forth the terms of the transition, separation, and advisory agreement (the “Agreement”) that Vera Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
SEPARATION. If you sign this Agreement, then your employment will continue until October 1, 2026 or such earlier date that your employment may be terminated pursuant to Section 2(c) below. (Your last day of employment, whenever it occurs, shall be the “Separation Date”). If you determine not to sign this Agreement, then your employment will terminate on September 1, 2026.
2.
Transition Period

(a)
Duties and Schedule. Between now and the Separation Date (the “Transition Period”), you will be expected to transition your duties and responsibilities to Company personnel and perform other duties and tasks as requested by the Company. During the Transition Period, you will be allowed a reasonable amount of time to pursue outside professional opportunities and to conduct job search efforts and take personal time off (in accordance with Company policies), subject to your satisfying all reasonable Company work deadlines and performing all transition and other tasks as requested of you by the Company. Further, during the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including, without limitation, your obligations under this Agreement and your Confidentiality Agreement, defined below). During the Transition Period, you agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing your job duties.
(b)
Compensation/Benefits. During the Transition Period, you will continue to be paid a base salary at a rate of $490,000 year, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. In addition, during the Transition Period, your Company stock options or other equity awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and option agreement(s). You will not be eligible to participate in any bonus, commissions, or incentive program and you will only be eligible to receive the cash compensation expressly set forth herein.

(c)
Termination. As part of this Agreement, the Company agrees that it will not terminate your employment other than for Cause (as defined herein) before October 1, 2026 If prior to October 1, 2026 the Company terminates your employment with Cause, you resign your employment for any reason, or if your employment ends due to your death or disability, then you will not be entitled to any further compensation or benefits. For purposes of this Agreement, “Cause” for termination will be any one or more of the following: (i) the indictment of or plea of guilty or no contest by you to any felony involving dishonesty; (ii) participation in any fraud or material act of dishonesty against the Company; (iii) material breach of your contractual duties to the Company (including any material violation of any provision or obligation under this Agreement or the Confidentiality Agreement); or (iv) your willful misconduct or other willful violation of Company policy that causes or could reasonably cause material harm to the Company.
3.
Final Pay. On or shortly after the Separation Date, the Company will pay you all accrued salary through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.
4.
Health Insurance. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If applicable, you will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.
5.
Advisory Services. Although the Company has no obligation to do so, if you

(i) timely sign and return this Agreement to the Company and allow it to become effective;

(ii) your employment with the Company is not terminated for Cause, as a result of your resignation, or as a result of your death or disability on or before September 31, 2026; and (iii) on or within twenty-one (21) calendar days after the Separation Date, you execute and return to the Company the Separation Date Release attached hereto as Exhibit A (the “Release”) and allow it to become effective, then the Company will retain you as an advisor under the terms specified herein. You acknowledge and agree that prior to entering into this Agreement, the Company is under no obligation to retain your services as an advisor after the Separation Date and therefore this Advisory Period, together with the other consideration provided in this Agreement, constitutes sufficient consideration for your obligations as specified herein.

(a)
Advisory Period. Your advisory engagement will begin on the day after the Separation Date and will continue until February 26, 2027, unless earlier terminated pursuant to Section 5(g) below. Your full advisory engagement will be referred to as the “Advisory Period”. If you do not timely (i.e., within 21 days after the Separation Date) execute and return the Release to the Company, or you revoke the Release after you sign it, then your advisory engagement will end immediately on the day following the expiration of the 21 day period or your revocation of the Release, as applicable.

(b)
Advisory Services. You agree to provide Advisory Services to the Company in any area of expertise relevant to your skills, knowledge, and experience with the Company, and/or as explicitly requested by the Company’s then-acting Chief Executive Officer (the “Advisory Services”). You agree to make yourself available to perform the Advisory Services for up to an average of 8 hours per week upon request from the Company. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You shall not report to the Company’s offices during your Advisory Period, except as specifically requested by the Company. You agree to perform the Advisory Services without further compensation beyond the benefits provided in this Agreement.
(c)
Equity Awards. During your employment with the Company, you were granted certain equity awards (the “Equity Awards”). You and the Company agree that, as sole compensation for the Advisory Services, vesting of the Equity Awards will continue during the Advisory Period and will cease at the end of the Advisory Period. You acknowledge and agree that this is sufficient consideration for the Advisory Services and that, absent the Company’s offer for you to provide Advisory Services after the Separation Date, you would cease to be a service provider as of the Separation Date and, in that case, none of the Equity Awards would continue to vest. You further acknowledge and agree that any portion of the Equity Awards originally intended to qualify as incentive stock options under Section 422 of the U.S. Internal Revenue Code of 1986, as amended, will, as of the date that is three (3) months after the Separation Date, no longer qualify as incentive stock options due to your transition from employment to independent contractor status, and to the extent exercised following three (3) months after the Separation Date, will instead be treated as nonqualified stock options. You must satisfy all applicable tax withholding obligations upon exercise of the Equity Awards. Pursuant to the documents governing the Equity Awards (which will continue to govern the Equity Awards), you will have three (3) months after the end of your Continuous Service with the Company to exercise any vested shares subject to the Equity Awards.
(d)
Independent Contractor Status. Your relationship with the Company during the Advisory Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to create a partnership, agency, joint venture, or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing, or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Advisory Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.
(e)
Limitations on Authority. You will have no responsibilities or authority as an advisor to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral, or implied, except with the express written authorization of a Company officer. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company in writing to do so.

(f)
Proprietary Information and Inventions. You agree that, during the Advisory Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Advisory Services. Notwithstanding the foregoing, pursuant to 18 U.S.C Section 1833(b), you shall not be held criminally or civilly liable, under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing the Advisory Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Advisory Services.
(g)
Termination of the Advisory Period. Without waiving any other rights or remedies, you may terminate the advisory relationship and the Advisory Period at any time and for any reason upon written notice to the Company, and the Company may terminate the advisory relationship and the Advisory Period at any time upon notice to you due to your violation of this Agreement (including its exhibits), violation of your duties to the Company or of any Company policy, or your engaging in any act of fraud, dishonesty, misrepresentation or other misconduct against the Company. Upon termination of the Advisory Period by either party, vesting in the Equity Awards will cease and you will not be eligible for nor entitled to any further vesting or other compensation or benefits.
(h)
Other Work Activities. Throughout the Advisory Period, you shall have the right to engage in employment, consulting, or other work relationships, in addition to your work for the Company. The Company will make arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not unreasonably interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Advisory Period, you will not perform services for, or in any way manage, operate, join, control or be connected to as an employee, shareholder, director, manager, member, consultant, adviser, volunteer, or partner to, any company that engages in a business that is competitive to the Company.
(i)
Representations. As an advisor, you represent and warrant that you are self-employed in an independently established trade, occupation, or business, are able to hold yourself out to the public as independently competent and available to provide services as an advisor, may obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business.
6.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits on, before, or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

7.
Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
8.
Release of Claims.

(a)
General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
(b)
Scope of Release. This general release includes, but is not limited to:

(i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (the “ADEA”), the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act, each as amended. You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period. Also, you acknowledge and agree that the release of claims in this Agreement is not provided in exchange for a raise, bonus, or as a condition of continued employment, but rather in exchange for the materially modified terms and conditions of employment during the Transition Period, eligibility for benefits you were not otherwise eligible to receive, and other consideration provided by the Company in this Agreement.

(c)
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and Release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.
(d)
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
(e)
Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims for breach of this Agreement.
(f)
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or any other conduct that you have reason to believe is unlawful; or

(ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

9.
RETURN OF COMPANY PROPERTY. You agree that, within five (5) days of the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys, Company account and device login and password information; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement. Following your return of Company property pursuant to this section, the Company may permit you to receive and/or use certain documents and/or information reasonably necessary to perform the Advisory Services, all of which you shall return to the Company by the last day of the Advisory Period, or earlier upon the Company’s request, without retaining any copies or embodiments (in whole or in part).
10.
CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Proprietary Information, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
11.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” Section above or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.

12.
Non-disparagement. Except to the extent permitted by the “Protected Rights” Section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. You acknowledge and agree that the non-disparagement obligation in this section is not provided in exchange for a raise, bonus, or as a condition of continued employment, but rather in exchange for the materially modified terms of employment during the Transition Period, eligibility for benefits you were not otherwise eligible to receive, and other consideration provided by the Company in this Agreement.
13.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
14.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
15.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
16.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
17.
Miscellaneous. This Agreement, including its exhibit(s), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and/or may be delivered and executed via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors. Sincerely,

By: /s/ Julie Person Julie Person

Chief People Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ William Turner

William Turner

July 31, 2026

Date

Exhibit A Separation Date Release

(to be signed and returned to the Company on or within twenty-one (21) calendar days after the Separation Date)

In exchange for the severance benefits provided pursuant to that certain letter transition, separation and advisory agreement with the Company to which this Exhibit A is attached (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that I have been paid all amounts owed to me for all hours worked through the date I sign this Release, and have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim, and I have been reimbursed for all reimbursable business expenses incurred in connection with such service. I acknowledge that neither the Agreement nor this Release constitute an admission by the Company that it has violated any law or legal obligation with respect to any aspect of my employment or separation therefrom.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my service relationship(s) with the Company or the termination of such relationship(s); (b) all claims related to my compensation, fees or benefits from the Company, including incentive compensation, severance pay, fringe benefits, securities of the Company, equity awards, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, and emotional distress; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act. I acknowledge that I have been advised, consistent with California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Agreement and that I was given a reasonable time period of not less than five (5) business days in which to do so. I further acknowledge and agree that, in the event I sign this Agreement prior to the end of the reasonable time period provided by the Company, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and releases in this Release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one

(21) calendar days to consider this Release (although I may choose to voluntarily sign it sooner);

(d) I have seven (7) days following the date I sign this Release to revoke it (by providing written notice of my revocation to the Company’s Chief Executive Officer within the seven (7)-day period); and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) day after I sign it.

In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

Notwithstanding the foregoing, I am not releasing the Company from: (i) any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims for breach of this Agreement.

I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. I acknowledge and agree that nothing in this Agreement (i) prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination or any other conduct that I have reason to believe is unlawful; or (ii) waives any rights I may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

This Release, together with the Agreement (and its exhibit(s)) constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

Understood, Accepted, and Agreed:

/s/ William Turner

William Turner

Date: July 31, 2026

Exhibit B

PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

Amendment No. 1 to the

Transition, Separation, and Advisory Agreement Between

Vera Therapeutics, Inc. and

William Turner

The Amendment No. 1 to the Transition, Separation, and Advisory Agreement (the “Amendment”), effective as of 28 August 2026 (the “Effective Date”) is entered into by and between Vera Therapeutics, Inc., a Delaware corporation having a place of business located at 2000 Sierra Point Parkway, Suite 1200, Brisbane, CA 94005 (“Company”), and William Turner, an individual (“Provider”).

WHEREAS on 7 July 2026, Company and Provider entered into a Transition, Separation, and Advisory Agreement (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Agreement.

WHEREAS as of the Effective Date, the parties mutually wish to amend certain terms and conditions of the Agreement.

NOW, THEREFORE, the Agreement is amended as follows:

1.
Amendment.

Section 1 of the Agreement is deleted in its entirety and replaced with the following:

1. SEPARATION. If you sign this Agreement, then your employment will continue until September 1, 2026 or such earlier date that your employment may be terminated pursuant to Section 2(c) below. (Your last day of employment, whenever it occurs, shall be the “Separation Date”). If you determine not to sign this Agreement, then your employment will terminate on September 1, 2026.

2.
Entire Agreement. This Amendment constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements, except as specifically set forth herein. The Agreement and its exhibits, as amended by this Amendment, remains in full force and effect.

3.
Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000.

4.
Governing Law. This Amendment shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction. All other terms and conditions of the Agreement not expressly amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have each caused this Amendment to be signed and delivered by its duly authorized representative to be effective as of the Effective Date.

Vera Therapeutics, Inc. William Turner

By: /s/ Marshall Fordyce By: /s/ William Turner

Name: Marshall Fordyce Name: William Turner

Title: Chief Executive Officer & President

Date: August 31, 2026 Date: August 31, 2026